Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS QUARTERLY RESULTS
Stamford, Connecticut May 10, 2010, Patriot National Bancorp, Inc (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank, reported a net loss for the quarter ended March 31, 2010 of $3.1 million as compared to a net loss of $4.2 million for the quarter ended December 31, 2009 and a net loss of $1.1 million for the quarter ended March 31, 2009.  On a per share basis, the net loss was $0.66 for the quarter ended March 31, 2010, as compared to a net loss of $0.88 for the quarter ended December 31, 2009 and a net loss of $0.23 for the quarter ended March 31, 2009.

The results for the quarter ended March 31, 2010 represent a pretax improvement of $4.7 million when compared to the fourth quarter of 2009.  The net loss for the quarter reflects the ongoing impact of nonaccrual loans, write down on three other real estate owned (“OREO”) properties of $701,000, and a loss on the sale of OREO of $53,000.

The quarter ended March 31, 2010 is the second consecutive quarter during which total nonperforming assets declined.   Nonperforming assets which consist of non-accrual loans and OREO were $128.3 million at March 31, 2010 as compared to $145.6 million at September 30, 2009; this represents an improvement of $17.3 million or 12% over the six month period.  This decrease supports Management’s opinion, stated in the 2009 results release, that nonperforming assets peaked during the third quarter of 2009.  The $128.3 million of nonperforming assets is comprised of $18.2 million of OREO properties and $110.1 million of non-accrual loans.  Of the $110.1 million in non-accrual loans, 26 borrowers representing $39.5 million or 36% of non-accrual loans, continue to make payments and these loans are under 30 days past due as to payments.

The quarter ended March 31, 2010 is also the fourth consecutive quarter during which the level of loans placed on nonaccrual declined demonstrating a continuing and improving trend.  Additions to nonaccrual loans during each of the previous four quarters were:  March 31, 2010 - $4.0 million, December 31, 2009 - $9.3 million, September 30, 2009 - $26.2 million and June 30, 2009 - $54.8 million.

Despite the lingering effects of the current economic environment, actual losses on loans paid-off remain low.  For the quarter ended March 31, 2010, loan payoffs totaled $29.7 million on which Bancorp incurred approximately $189,000 or 0.64% in actual realized losses as compared to the loan loss allowance coverage ratio of 2.35% to total loans at March 31, 2010.  The Bank’s conservative underwriting standards and low loan-to-value ratios at loan origination have mitigated loan losses at the time the loans are paid off.

Net interest income increased to $6.0 million for the three months ended March 31, 2010 as compared to $4.7 million for the three months ended December 31, 2009 and $5.5 million for the three months ended March 31, 2009.  The improvement in net interest income is primarily the result of an improvement in the overall cost of funds; interest expense on deposits declined 29% when compared to the fourth quarter of 2009 and declined 50% when compared to the same period last year.  The net interest margin for the first quarter of 2010 was 3.10%; however, after adjusting for the recovery in the first quarter of delinquent interest on a nonaccrual loan, the net interest margin would have been 2.79% representing a 61 basis point increase when compared to the fourth quarter of 2009, and a 34 basis point improvement when compared to the same period last year.

The provision for loan losses of $727,000 recorded for the first quarter of 2010 represents a decrease of $3.3 million when compared to the fourth quarter of 2009 and a decrease of $873,000 as compared to the same period last year.  Loans, net decreased $160.2 million or 20% as compared to March 31, 2009.  This decrease in the loan portfolio combined with the downward trend in nonperforming assets contributed to the improvement in the provision.  Loan charge-offs, net of recoveries for the first quarter of 2010 were $1.5 million as compared to $5.9 million for the fourth quarter of 2009 and $1.2 million for the first quarter of 2009.

Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank stated that he is encouraged by these improvements as well as by increases over the last six month in the median sales prices and the volume of single family residences sold in Fairfield County, Connecticut, one of the primary lending areas of the Bank.  He further stated that these are hopeful signs that negative conditions have bottomed out and indications are there that a recovery is on the horizon.

Noninterest income of $538,000 for the three months ended March 31, 2010 represents a decrease of $484,000 when compared to the same period last year.  The results for last year include gains on the sales of investment securities of $434,000; there were no investment sales during the first quarter of 2010.

Noninterest expenses of $8.7 million are $116,000 less than noninterest expenses for the fourth quarter of 2009, but $2.4 million higher than those recorded in the first quarter of 2009.  Noninterest expenses reflect higher professional, operations and insurance expenses associated with the level of nonperforming assets.  Noninterest expenses for the three months ended March 31, 2010 include expenses associated with other real estate operations of $979,000; there were no other real estate operations expenses during the first quarter of 2009.  Noninterest expenses for the current quarter reflect an increase in regulatory assessments of $415,000 as compared to the same period in 2009.  This increase is due primarily to higher FDIC deposit insurance premium assessments.

Total assets decreased $51.7 million from $866.4 million at December 31, 2009 to $814.7 million at March 31, 2010.  Total loans decreased $20.3 million from $645.2 million at December 31, 2009 to $624.9 million at March 31, 2010.  These decreases reflect the Bank’s strategic decision to improve the risk profile of its loan portfolio by reducing its construction and commercial real estate loan concentrations.

Total deposits decreased $49.5 million from $761.3 million at December 31, 2009 to $711.8 million at March 31, 2010.  Much of the decrease in deposits can be attributed to Bancorp’s strategy to reduce higher cost of funds and to improve spreads.

Bancorp’s Capital Ratios at March 31, 2010 remain relatively stable as compared to December 31, 2009:

	March 31, 2010	December 31, 2009

Total Risk Based Capital	8.45%	8.58%
Tier 1 Risk Based Capital	7.07%	7.22%
Tier 1 Leverage	4.78%	4.72%

As of March 31, 2010 Bancorp and the Bank are considered “adequately capitalized” under applicable regulatory guidelines. There are no conditions or events since then that management believes have changed the Bank’s classification.  As previously disclosed, Bancorp, the Bank and PNBK Holdings LLC, an unaffiliated entity, entered into a Securities Purchase Agreement dated as of December 16, 2009, as amended by that certain First Amendment to Securities Purchase Agreement dated as of May 3, 2010 (the “SPA”) pursuant to which Bancorp has agreed to issue and sell and PNBK Holdings has agreed to purchase 33,333,333 shares of Bancorp common stock (as adjusted) for $50,000,000, subject to certain conditions and contingencies.  This transaction is expected to close in the third quarter of 2010.  The capital raised from the SPA should restore the Bank to the well capitalized regulatory classification.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 19 full service branches, 16 in Connecticut and three in New York. It also has a loan production office in Stamford, CT.

	Three Months Ended Mar. 31, 2010	Three Months Ended Dec. 31, 2009	Three Months Ended Mar. 31, 2009
	(000)	(000)	(000)
Net interest income	$6,009	$4,676	$5,528
Non-interest income	538	640	1,023
Non-interest expense	8,727	8,843	6,306
Provision for loan losses	727	4,080	1,600
Loss before taxes	2,907	7,607	1,355
Loans at period end	624,942	645,206	785,103
Deposits at period end	711,841	761,334	843,945
Assets at period end	814,729	866,417	970,459
Shares outstanding	4,763	4,763	4,743
Loss per share	0.66	0.88	0.23

Statements in this earnings release that are not historical facts are considered to be forward-looking statements.  Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance.  All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements.  Bancorp intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  Bancorp undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.  A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements in including in Bancorp’s Annual Report on          Form 10-K for the year ended December 31, 2009.